                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No. 19)

                            MURPHY OIL CORPORATION
                            ----------------------
                               (Name of Issuer)

                         Common Stock, $1.00 Par Value
                         -----------------------------
                         (Title of Class of Securities)

                                  626717 10 2
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]

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      NAME OF REPORTING PERSON                       C. H. Murphy, Jr.
 1    S.S. OR I.R.S IDENTIFICATION
      NOS. OF ABOVE PERSONS                                 ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                                                      United States Citizen

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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             3,654,709
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,654,709
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9

      3,654,709
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11

      8.12%
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      TYPE OF REPORTING PERSON*
12

      IN
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                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 1 of 2 pages

     The undersigned hereby amends its Statement on Schedule 13G, originally sent on February 14, 1980 as follows:

Item 4     Ownership
------     ---------

                 The number that is stated in 4(c)(ii) and 4(c)(iv) of the original Statement is hereby amended to read 3,654,709.

Item 8     Identification and Classification of Members of the Group
------     ---------------------------------------------------------

                 The number that is stated in the fourth line of the original Statement is hereby amended to read 11,152,646.

                                   SIGNATURE

     After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.




                                       --------------------------------
                                               C. H. Murphy, Jr.


Dated: February 9, 1999.
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